Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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CREDIT ACCEPTANCE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Credit Acceptance Corporation
25505 West Twelve Mile Road
Southfield, Michigan 48034-8339

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held June 8, 2022
_______________

NOTICE IS HEREBY GIVEN that the 2022 annual meeting of shareholders of Credit Acceptance Corporation, a Michigan corporation, will be held at its principal executive offices, 25505 West Twelve Mile Road, Southfield, Michigan 48034, on Wednesday, June 8, 2022, at 8:00 a.m., Eastern time, for the following purposes:

(a)election of five directors named in Credit Acceptance Corporation’s 2022 proxy statement, each to serve until the 2023 annual meeting of shareholders and until his or her successor has been elected and qualified;

(b)advisory vote to approve named executive officer compensation;

(c)ratification of the selection of Grant Thornton LLP as Credit Acceptance Corporation’s independent registered public accounting firm for 2022; and

(d)transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record on April 11, 2022 will be entitled to notice of and to vote at the meeting. You are invited to attend the meeting. Whether or not you plan to attend in person, please cast your vote. On April 28, 2022, Credit Acceptance Corporation mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2022 proxy statement and 2021 annual report and vote by proxy online via the Internet. You may also request a paper copy of our 2022 proxy statement and a proxy card to submit your proxy vote by mail, if you prefer. We encourage you to vote by proxy via the Internet. It is convenient and saves us significant postage and processing costs. The proxy is revocable and will not affect your right to vote in person if you are a shareholder of record and attend the meeting.

By Order of the Board of Directors,
Erin J. Kerber
Chief Legal Officer, Chief Compliance Officer and Secretary

Southfield, Michigan
April 28, 2022

Credit Acceptance Corporation

PROXY STATEMENT

Annual Meeting of Shareholders to be held June 8, 2022

This proxy statement (“Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Credit Acceptance Corporation, a Michigan corporation (the “Company”, “Credit Acceptance”, “we”, “our”, or “us”), to be used at the Annual Meeting of Shareholders of Credit Acceptance (the “Annual Meeting”) to be held on Wednesday, June 8, 2022, for the purposes set forth in the accompanying Notice of annual meeting of shareholders and in this Proxy Statement. This Proxy Statement and the enclosed form of proxy were first sent or given to security holders on or about April 28, 2022.

Only shareholders of record at the close of business on April 11, 2022 (the “Record Date”) will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof. Each holder of the 13,363,783 issued and outstanding shares of our common stock (the “Common Stock”) on the Record Date is entitled to one vote per share. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting.

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our shareholders on the Internet, rather than mailing printed copies of those materials to each shareholder. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

A proxy may be revoked at any time before it is exercised by giving a written notice to our Secretary bearing a later date than the proxy, by submitting a later-dated proxy or, if you are a shareholder of record or hold legal authority from a shareholder of record, by voting the shares represented by the proxy in person at the Annual Meeting. Unless revoked, the shares represented by each duly executed, timely delivered proxy will be voted in accordance with the specifications made. If no specifications are made on a duly executed, timely delivered proxy, such shares will be voted FOR the election of directors named in this Proxy Statement, FOR the advisory proposal to approve our named executive officer compensation, and FOR ratification of the selection of Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm for 2022. The Board does not intend to present any other matters at the Annual Meeting. However, should any other matters properly come before the Annual Meeting, it is the intention of such proxy holders to vote the proxy in accordance with their best judgment to the extent permitted by law.

Directors are elected by a plurality of the votes cast at the Annual Meeting. The advisory proposal to approve our named executive officer compensation requires the affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of shares entitled to vote thereon. The ratification of the selection of Grant Thornton as our independent registered public accounting firm for 2022 requires the affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of shares entitled to vote thereon.

If you own shares through a bank or broker in street name, you may instruct your bank or broker how to vote your shares. If you do not instruct your bank or broker how to vote such shares, your bank or broker can vote your shares only on the routine matter of ratification of Grant Thornton as our independent registered public accountant for 2022. Without your instructions, your bank or broker is not permitted to vote your shares on any other proposal, resulting in a “broker non-vote” with respect to any such proposal.

If you withhold your vote on the election of directors or abstain from voting on any or all of the other proposals, your shares will be included in the number of shares present and entitled to vote at the meeting and counted for purposes of determining a quorum. Withheld votes and broker non-votes will be excluded entirely from the vote on the election of directors and will therefore have no effect on the election. Abstentions and broker non-votes are not counted as votes cast on the advisory proposal to approve named executive officer compensation and will therefore have no effect on the outcome of such matter. Abstentions are not counted as votes cast on the ratification of the selection of Grant Thornton as our independent registered public accounting firm for 2022 and will therefore have no effect on such matter.

The expenses of soliciting proxies will be paid by Credit Acceptance. In addition to solicitation by mail, our officers and employees, who will receive no extra compensation therefor, may solicit proxies personally, by telephone, by facsimile transmission or via the Internet. We will reimburse brokerage houses, custodians, nominees and fiduciaries for their expense in mailing proxy materials to shareholders.

COMMON STOCK OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 11, 2022 concerning beneficial ownership of Common Stock by all directors and nominees, by each of the individuals named in the Summary Compensation Table, by all directors and executive officers as a group, and by all other beneficial owners of more than 5% of the outstanding shares of Common Stock. The number of shares beneficially owned is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, a person’s beneficial ownership includes any shares as to which such person has sole or shared voting power or investment power and also any shares which such person has the right to acquire on April 11, 2022 or within 60 days thereafter through the exercise of any stock option or other right. Unless otherwise indicated, each holder has sole investment and voting power with respect to the shares set forth in the following table.

Name	Number of Shares Beneficially Owned		Percent of Outstanding Shares (a)
Thomas N. Tryforos	207,665	(b)	1.6%
Scott J. Vassalluzzo	66,883	(c) (h)	*
Glenda J. Flanagan	17,108	(d)	*
Vinayak R. Hegde	2,500		*
Brett A. Roberts	181,363	(e)	1.4%
Kenneth S. Booth	44,000		*
Daniel A. Ulatowski	18,212		*
Arthur L. Smith	14,500		*
Charles A. Pearce	14,250	(f)	*
Douglas W. Busk	11,500		*
All Directors and Executive Officers as a Group (11 persons)	413,019	(g)	3.1%
Prescott General Partners LLC et al.	2,581,585	(h)	19.3%
Jill Foss Watson	2,061,291	(i)	15.4%
Allan V. Apple	1,685,349	(j)	12.6%
Donald A. Foss	1,452,797	(k)	10.9%
Ruane, Cunniff & Goldfarb L.P.	893,551	(l)	6.7%
Wellington Management Group LLP et al.	838,052	(m)	6.3%
The Vanguard Group	731,610	(n)	5.5%

* Less than 1%.

(a)The percentages have been calculated in accordance with SEC regulations based on 13,363,783 shares of Common Stock issued and outstanding as of April 11, 2022, plus shares of common stock which may be acquired pursuant to exercisable options or other right, within 60 days of April 11, 2022.

(b)    Shares owned by Elias Charles & Co LLC, of which Mr. Tryforos is the managing member. Does not include 105,500 shares of Common Stock owned by a limited liability company referred to herein as LLC A and 87,470 shares of Common Stock owned by a limited liability company referred to herein as LLC B. Each of LLC A and LLC B is wholly owned by a charitable remainder trust of which Mr. Tryforos is the sole trustee and is managed by a person (other than Mr. Tryforos) who has voting and dispositive power over the shares.

(c)    Based on information obtained directly from Mr. Vassalluzzo on January 18, 2022. Includes 2,758 shares owned by certain family members as to which shares Mr. Vassalluzzo has sole power to vote or direct the vote and to dispose or direct the disposition. Mr. Vassalluzzo is a managing member of Prescott General Partners LLC, whose beneficial ownership is described in (h) below.

(d)    Includes 8,000 shares owned by GCM GP, LP, a limited partnership of which GCM GP, LLC is the sole general partner. Ms. Flanagan is a member-manager of GCM GP, LLC and shares voting and dispositive power over these shares. Also includes 5,108 shares owned by The Glenda J. Flanagan 2020 Grantor Retained Annuity Trust, for which Ms. Flanagan is the sole trustee.

(e)    Based on the Company's records as of May 3, 2021, the day Mr. Roberts retired from the Company.

(f)    Based on information obtained directly from Mr. Pearce on March 28, 2022.

(g)    Includes shares referenced in (b), (c) and (d), above.

(h)    Based on a jointly-filed Schedule 13D, as amended (most recently by an amendment filed with the SEC on June 8, 2020), of Prescott General Partners LLC, Prescott Associates L.P., Prescott Investors Profit Sharing Trust, Thomas W. Smith and Mr. Vassalluzzo (the “Prescott 13D”) and information obtained directly from Mr. Vassalluzzo on January 18, 2022. The Prescott 13D reports that Prescott General Partners LLC, a Delaware limited liability company, is the general partner of Prescott Associates L.P. and that Messrs. Smith and Vassalluzzo are managing members of Prescott General Partners LLC. Based on the Prescott 13D and information obtained directly from Mr. Vassalluzzo on January 18, 2022, Prescott Associates L.P. has shared power to vote or direct the vote and to dispose or direct the disposition of 1,119,629 shares, Prescott General Partners LLC may be deemed to share the power to vote or direct the vote and to dispose or direct the disposition of 1,707,005 shares (including the 1,119,629 shares as to which Prescott Associates L.P. has shared power to vote or direct the vote and to dispose or direct the disposition), Mr. Smith has shared power to vote or direct the vote and to dispose or direct the disposition of 72,790 shares and sole power to vote or direct the vote and to dispose or direct the disposition of 674,345 shares, Prescott Investors Profit Sharing Trust has sole power to vote or direct the vote and to dispose or direct the disposition of 60,562 shares, and Mr. Vassalluzzo has sole power to vote or direct the vote and to dispose or direct the disposition of 66,883 shares (which shares are also disclosed as beneficially owned by Mr. Vassalluzzo, as described in (c) above). Based on the Prescott 13D and information obtained directly from Mr. Vassalluzzo, the address of Prescott General Partners LLC, Prescott Associates L.P., Mr. Smith and Mr. Vassalluzzo is 2200 Butts Road, Suite 320, Boca Raton, FL 33431.

(i)    Based on a Schedule 13D, as amended (most recently by an amendment filed with the SEC on August 20, 2021), of Mrs. Foss Watson (the “Foss Watson Schedule 13D”), a subsequently filed Form 4 (filed with the SEC on March 3, 2022) and a Schedule 13G, as amended (most recently by an amendment filed with the SEC on February 14, 2022), of Mr. Apple (the “Apple Schedule 13G”), we believe shares beneficially owned by Mrs. Foss Watson consist of the following:

Sole Voting and Dispositive Power		Shared Voting and No Dispositive Power		Total
501,647	(i)	1,559,644	(ii)	2,061,291
(i)    396,069 shares owned of record by Mrs. Foss Watson as trustee of various trusts and 105,578 shares owned of record by Todd Watson, spouse of Mrs. Foss Watson, as trustee of various trusts.

(ii)    931,323 shares (representing approximately 7.0% of the shares of Common Stock issued and outstanding as of April 11, 2022) held by The Donald A. Foss 2009 Remainder Trust, of which Mrs. Foss Watson is a trustee; and 628,321 shares held by The Donald A. Foss 2010 Remainder Trust, of which Mrs. Foss Watson is a trustee. These shares are also disclosed as beneficially owned by Allan Apple, as described in (j) below.

Based on the Foss Watson Schedule 13D, Mrs. Foss Watson’s address is 29777 Telegraph Road, Suite 2611, Southfield, MI 48034.

(j)    Based on the Apple Schedule 13G, shares beneficially owned by Mr. Apple consist of the following:

Sole Voting and Dispositive Power		Shared Voting and Sole Dispositive Power		Total
125,705	(i)	1,559,644	(ii)	1,685,349
(i)    8,826 shares held by The Donald A. Foss 2010 Remainder Trust #2, of which Mr. Apple is the trustee; and 116,879 shares held by The Donald A. Foss 2011 Remainder Trust FBO Robert S. Foss and Descendants, of which Mr. Apple is the trustee.

(ii)    931,323 shares (representing approximately 7.0% of the shares of Common Stock issued and outstanding as of April 11, 2022) held by The Donald A. Foss 2009 Remainder Trust, of which Mr. Apple is a trustee; and 628,321 shares held by The Donald A. Foss 2010 Remainder Trust, of which Mr. Apple is a trustee. These shares are also disclosed as beneficially owned by Jill Foss Watson, as described in (i) above.

Based on the Apple Schedule 13G, Mr. Apple’s address is 29777 Telegraph Road, Suite 2611, Southfield, MI 48034.

(k)    Based on a Schedule 13G, as amended (most recently by an amendment filed with the SEC on February 14, 2022) (the “Foss Schedule 13G”). The Foss Schedule 13G reports that Mr. Foss has sole dispositive and voting power as to the shares reported as beneficially owned by him. On January 3, 2017, Mr. Foss retired as officer, director and employee of the Company and entered into a shareholder agreement with the Company. Under the shareholder agreement, Mr. Foss has agreed, until the final adjournment of the tenth annual meeting of shareholders held by the Company after the date of the shareholder agreement, to cause all shares of the Company beneficially owned by him or any of his affiliates or associates to be voted in accordance with the recommendation of the Company’s Board of Directors with respect to election and removal of directors, certain routine matters and any other proposal to be submitted to the Company’s shareholders with respect to any extraordinary transaction providing for the acquisition of all of the Company’s outstanding common stock. Based on the Foss Schedule 13G, Mr. Foss’s address is 29777 Telegraph Road, Suite 2611, Southfield, MI 48034.

(l)    Based on a Schedule 13G, as amended (most recently by an amendment filed with the SEC on February 14, 2022), of Ruane, Cunniff & Goldfarb L.P. (the “Ruane 13G”). The Ruane 13G reports that Ruane, Cunniff & Goldfarb L.P., has sole power to vote or direct the vote and to dispose or direct the disposition of 893,551 shares. Based on the Ruane 13G, the address of Ruane, Cunniff & Goldfarb L.P. is 9 West 57th Street, Suite 5000, New York, NY 10019.

(m)    Based on a Schedule 13G filed with the SEC on February 4, 2022 by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP (the “Wellington 13G”). The Wellington 13G reports that each of the reporting persons has shared power to vote or direct the vote of 734,800 shares and shared power to dispose or direct the disposition of 838,052 shares, except for Wellington Management Company LLP, which has shared power to vote or direct the vote of 706,130 shares and shared power to dispose or direct the disposition of 798,081 shares. Based on the Wellington 13G, the address of each of the reporting persons is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(n)    Based on a Schedule 13G, as amended (most recently by an amendment filed with the SEC on February 9, 2022), of The Vanguard Group (the “Vanguard 13G”). The Vanguard 13G reports that The Vanguard Group beneficially owns the following shares:

Sole Dispositive Power	Shared Dispositive Power	Total
720,021	11,589	731,610	(i)

(i)    The Vanguard 13G reports that The Vanguard Group has shared power to vote or direct the vote of 4,200 shares.

Based on the Vanguard 13G, the address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

PROPOSAL #1 - ELECTION OF DIRECTORS

Description of Nominees

Five directors, constituting the entire Board, are to be elected at the Annual Meeting. Each director holds office until the next annual meeting of shareholders and until his or her successor has been elected and qualified. The nominees named below have been selected by the Board. If, due to circumstances not now foreseen, any of the nominees named below will not be available for election, the proxies will be voted for such other person or persons as the Board may select. Each of the nominees is currently a director of Credit Acceptance.

The following sets forth information as to each nominee for election at the Annual Meeting, including their age, present principal occupation, other business experience during the last five years, directorships in other publicly-held companies, membership on committees of the Board and period of service as a director of Credit Acceptance. The Board recommends a vote FOR each of the nominees for election. Executed proxies will be voted FOR the election of director nominees unless shareholders specify otherwise in their proxies.

Kenneth S. Booth; age 54; Chief Executive Officer and President

Mr. Booth joined Credit Acceptance in January 2004 as Director of Internal Audit. He served as Chief Accounting Officer from May 2004 to May 2021 and as Chief Financial Officer from December 2004 to May 2021 and was named Chief Executive Officer and President in May 2021. From August 1991 until joining us, Mr. Booth worked in public accounting, most recently as a senior manager at PricewaterhouseCoopers LLP. Mr. Booth became a director of Credit Acceptance in May 2021.

Glenda J. Flanagan; age 68; Chief Financial Officer Emeritus, Whole Foods Market, Inc.

Prior to her retirement in February 2022, Ms. Flanagan was an Executive Vice President and Senior Advisor of Whole Foods Market, Inc., the largest natural and organic foods supermarket retailer in the United States. Ms. Flanagan joined Whole Foods Market in 1988 as Chief Financial Officer, prior to which she held positions in public accounting, retail and business consulting. She transitioned from Chief Financial Officer to Senior Advisor in May 2017. Ms. Flanagan became a director of Credit Acceptance in March 2004. She is also a director of Vital Farms, Inc. Ms. Flanagan is a member of the Company’s Executive Compensation Committee, Audit Committee and Nominating Committee.

Vinayak R. Hegde; age 52; President, Wheels Up Experience Inc.

Mr. Hegde has served as the President of Wheels Up Experience Inc., a provider of on-demand private aviation, since October 2021, after serving as its Chief Marketplace Officer and that of its predecessor, Wheels Up Partners Holdings LLC, from May 2021 to October 2021. He served as President and Chief Operating Officer at Blink Health LLC, a digital health company, from July 2020 to March 2021. From September 2018 to July 2020, Mr. Hegde served as Vice President of Growth and Chief Marketing Officer of Airbnb Homes, at Airbnb, Inc., which operates an online marketplace for short-term lodging. From October 2014 to September 2018, Mr. Hegde served as Senior Vice President and Global Chief Marketing Officer at Groupon, Inc., which operates online local commerce marketplaces. Prior to Groupon, he spent over 12 years at Amazon.com. Mr. Hegde became a director of Credit Acceptance in May 2021. He is also a director of LifeVantage Corporation, Gannett Co., Inc., and Sunpower Corporation. Mr. Hegde is a member of the Company’s Executive Compensation Committee and Nominating Committee.

Thomas N. Tryforos; age 62; Private Investor

Mr. Tryforos is a private investor. Between May 1991 and September 2004, Mr. Tryforos was employed as a General Partner at Prescott Investors, Inc., a private investment firm. Mr. Tryforos became a director of Credit Acceptance in July 1999. Mr. Tryforos was named Lead Director in January 2017 and Chair of the Board in March 2022. He is also a director of Copart, Inc. Mr. Tryforos is a member of the Company’s Executive Compensation Committee, Audit Committee and Nominating Committee.

Scott J. Vassalluzzo; age 50; Managing Member, Prescott General Partners LLC

Mr. Vassalluzzo is a Managing Member of Prescott General Partners LLC, an investment advisory firm. Mr. Vassalluzzo joined Prescott in 1998 as an equity analyst and became a General Partner in 2000. Prior to 1998, Mr. Vassalluzzo worked in public accounting at Coopers & Lybrand (now PricewaterhouseCoopers LLP) and received a certified public accountant certification. Mr. Vassalluzzo became a director of Credit Acceptance in March 2007. He is also a director of World Acceptance Corporation and Cimpress N.V. Mr. Vassalluzzo is a member of the Company’s Executive Compensation Committee, Audit Committee and Nominating Committee.

Executive Officers

Set forth below is information regarding the executive officers of the Company other than Mr. Booth. All of our executive officers serve at the discretion of the Board.

Douglas W. Busk; age 61; Chief Treasury Officer

Mr. Busk joined Credit Acceptance in November 1996 as Vice President and Treasurer. He was named Chief Financial Officer in January 2000. Mr. Busk served as Chief Financial Officer and Treasurer until August 2001, when he was named President of our Capital Services unit. He resumed his duties as Chief Financial Officer and Treasurer in December 2001. Mr. Busk was named Senior Vice President and Treasurer in May 2004 before becoming Chief Treasury Officer in July 2020.

Erin J. Kerber; age 42; Chief Legal Officer, Chief Compliance Officer and Secretary

Ms. Kerber joined the Company in 2010 as a Litigation Manager and was promoted to Director of Regulatory Compliance in 2012. She was named Vice President - Regulatory Compliance in 2014, became Senior Vice President, Assistant General Counsel – Regulatory Compliance in 2018, and assumed her present position in July 2021. From 2003 until joining the Company, Ms. Kerber was an attorney with the law firm Dickinson Wright PLLC.

Jonathan L. Lum; age 45; Chief Operating Officer

Mr. Lum joined the Company in 2002 and has served in a number of roles, starting in the finance department and moving up to Accounting Manager before being promoted to Director – Projects and Support in 2007 and Director – Policy Compliance in 2008. Mr. Lum was promoted to Vice President – Internal Audit and Compliance in 2009. In 2011, Mr. Lum became Senior Vice President – Dealer Service Center, and he assumed the role of Chief Operating Officer in May 2019.

Wendy A. Rummler; age 45; Senior Vice President, Human Resources

Ms. Rummler joined Credit Acceptance from Arthur Andersen LLP as a Senior Financial Analyst in December of 2001. She moved into Treasury in 2003 and was promoted to Assistant Treasurer in 2005, Director of Finance in 2008, Vice President of Finance in 2010, and Senior Vice President of Finance in 2013. While in Finance, Ms. Rummler led a variety of Finance and Human Resource teams, and she was named Senior Vice President, Human Resources in May 2021.

Arthur L. Smith; age 49; Chief Analytics Officer

Mr. Smith joined Credit Acceptance as a Credit Analyst in the Dealer Service Center in April 1997. He was promoted to Manager of Dealer Risk in 1998, Director in 2005, Vice President in 2007 and Senior Vice President in 2008. Mr. Smith assumed the role of Chief Analytics Officer in August 2013.

Daniel A. Ulatowski; age 50; Chief Sales Officer

Mr. Ulatowski joined Credit Acceptance as a Credit Analyst in the Dealer Service Center in April 1996. He supervised teams in the Dealer Service Center and Collections before becoming Manager – Dealer Service Center from 2001 to 2003. He served as the Regional Area Manager of Sales from 2003 to January 2006, when he became the Director of Sales Training and then Sales Operations. In January 2007, Mr. Ulatowski was promoted to Vice President, Sales. He was promoted to Senior Vice President, Sales & Marketing, in February 2008 and to his present position in January 2014.

Leadership Structure of the Board

The Board is responsible for evaluating and determining our optimal leadership structure so as to provide independent oversight of management. The Board has the authority to combine or separate the positions of Chair of the Board and Chief Executive Officer. Starting in January 1, 2002, the offices of Chair of the Board and Chief Executive Officer were held by different individuals. Until his retirement from Credit Acceptance on January 3, 2017, our founder, Donald A. Foss, served as Chair of the Board due to his extensive knowledge relating to our line of business and experience with us. Upon Mr. Foss’s retirement, Mr. Tryforos, our longest serving independent director, was named Lead Director with the primary purposes of acting as the liaison between the Chief Executive Officer and the Board of Directors and chairing all regular and special meetings of the Board of Directors. Effective March 3, 2022, Mr. Tryforos was named Chair of the Board and Lead Director. Mr. Booth, our Chief Executive Officer and President, serves as a director due to his in-depth knowledge of the Company and his ability to provide strategic guidance to our business operations. The independent directors on the Board regularly meet separately. The Board periodically reviews our leadership structure to determine if it is still appropriate in light of current corporate governance standards, market practices, our specific circumstances and needs, and any other relevant factors. The Board believes that the current Board leadership structure is the most appropriate for us and our shareholders at this time.

Risk Oversight of the Board

It is management’s responsibility to manage risk and bring to the Board’s attention our most material risks. The Board has oversight responsibility of the processes established to report and monitor systems for material risks applicable to us. The Audit Committee regularly reviews our significant risks and exposures and assesses the steps management has taken to minimize such risks. The Board's role in risk oversight is a contributing factor in our maintaining a Board leadership structure that includes an independent director serving as Chair of the Board and Lead Director.

Meetings and Committees of the Board of Directors

The Board held eleven meetings during 2021. Each of the directors who served during 2021 attended all meetings of the Board and committees of the Board on which he or she served during 2021, including Messrs. Booth and Hegde following their elections as directors on May 3, 2021. All directors who were serving at the time of the 2021 annual meeting of shareholders participated in the 2021 annual meeting of shareholders, which was conducted via teleconference.

Standing committees of the Board include the Executive Compensation Committee, the Audit Committee, established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”), and the Nominating Committee. Messrs. Hegde, Tryforos and Vassalluzzo and Ms. Flanagan are the members of the Executive Compensation Committee and the Nominating Committee. Messrs. Tryforos and Vassalluzzo and Ms. Flanagan are the members of the Audit Committee. Messrs. Hegde, Tryforos and Vassalluzzo and Ms. Flanagan were determined to be “independent directors” as defined in Rule 5605(a)(2) of The Nasdaq Stock Market (“Nasdaq”).

The Board has adopted charters for each of the three standing committees. The charters are available on our website at ir.creditacceptance.com through the “Corporate Governance” link.

The Executive Compensation Committee, chaired by Mr. Vassalluzzo, held eight meetings in 2021. Each of Messrs. Vassalluzzo, Tryforos and (following his election as a director on May 3, 2021) Hegde and Ms. Flanagan served as a member of the Executive Compensation Committee during 2021. The Executive Compensation Committee’s principal responsibilities include: (a) reviewing and approving on an annual basis the compensation of our executive officers; (b) making recommendations to the Board regarding compensation of non-employee directors; and (c) reviewing and administering all benefit plans pursuant to which our securities (including restricted share grants and restricted stock unit awards) are granted to our executive officers or directors. The Executive Compensation Committee may form and delegate authority to subcommittees when appropriate, provided any action taken by a subcommittee is subsequently reported to the Executive Compensation Committee and ratified. The Executive Compensation Committee may also delegate to the Chief Executive Officer, the Senior Vice President, Finance and Accounting and the Senior Vice President, Human Resources the authority to grant options and make awards of shares under the Company’s stock plans under conditions established by the Executive Compensation Committee. The Board has determined that each member of the Executive Compensation Committee satisfies the requirements for compensation committee members contained in Nasdaq Rule 5605(d)(2)(A).

The Nominating Committee, chaired by Ms. Flanagan, held six meetings in 2021. The Nominating Committee’s principal responsibilities include: (a) establishing criteria for the selection of new Board members and conducting searches and interviews for individuals qualified to become Board members; (b) making recommendations to the Board regarding director nominees for the next annual meeting of shareholders from the pool of identified qualified individuals; and (c) recommending to the Board which directors should serve on the various committees of the Board. The Nominating Committee may use various methods to identify director candidates, including recommendations from existing Board members, management, shareholders, search firms and other outside sources. The Nominating Committee does not have a formal policy of considering diversity in identifying potential director nominees, but believes that diversity, in skills, experience, perspective and background, is an important contributing factor to an effective decision-making process. Director candidates need not possess any specific minimum qualifications, rather, a candidate’s suitability for nomination and election to the Board will be evaluated in light of the diversity of skills, experience, perspective and background required for the effective functioning of the Board, as well as our strategy and regulatory and market environments. All nominees are currently directors of Credit Acceptance. When considering whether the nominees have the experience, attributes and skills to serve as a director, the Board focused primarily on the biographical information set forth above. With respect to Mr. Booth, the Board considered his in-depth knowledge of the Company and his ability to provide strategic guidance to our business operations. With respect to Ms. Flanagan, the Board considered her experience on our Board and her significant management experience, expertise and background with regard to accounting and financial matters. With respect to Mr. Hegde, the Board considered his significant digital and operational experience in leadership positions at multiple large corporations, including his experience as chief operating officer and chief marketing officer at innovative and fast-growing companies. With respect to Mr. Tryforos, the Board considered his experience on our Board and his background with regard to investing and financial matters. With respect to Mr. Vassalluzzo, the Board considered his experience on our Board and his expertise and background with regard to investing and financial matters. The Nominating Committee will consider candidates recommended by shareholders using the same procedures and standards utilized for evaluating candidates recommended by other sources. Shareholders desiring to recommend candidates for consideration and evaluation by the Nominating Committee for the 2023 annual meeting of shareholders (the “2023 Annual Meeting”) should submit such recommendations to our Chief Legal Officer, Chief Compliance Officer and Secretary not later than December 29, 2022. The recommendation should be accompanied by (i) the name and address of the shareholder recommending the candidate, (ii) evidence of the shareholder’s ownership of Company shares along with an undertaking that the shareholder will continue to own such shares through the date of the annual meeting, (iii) all information regarding the candidate that would be required to be disclosed in our annual meeting proxy statement if the candidate is nominated by the Board, and (iv) the candidate’s consent to serve as a director if elected. Our Chief Legal Officer, Chief Compliance Officer and Secretary will forward any recommendations to the Nominating Committee. The Nominating Committee may seek additional biographical and background information from any candidate that must be received on a timely basis to be considered by the Nominating Committee.

The Audit Committee, chaired by Mr. Tryforos, held ten meetings in 2021. The Audit Committee’s principal responsibilities include: (a) overseeing the integrity of our financial statements and financial reporting process, and our systems of internal accounting and financial controls; (b) overseeing the annual independent audit of our financial statements, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance; (c) overseeing our disclosure controls and procedures; (d) overseeing whistleblower procedures (e) approving in advance all audit services and to ensure that a written statement is received from the external auditors setting forth all relationships with us; (f) reviewing and approving any related party transactions; (g) periodically meeting with the Chief Legal Officer and other appropriate legal staff to review our material legal affairs; and (h) acting as the Qualified Legal Compliance Committee. The Board has determined that each of the members of the Audit Committee is “independent”, as independence is defined in the applicable Nasdaq and SEC rules for audit committee members. The Board has also determined that Mr. Tryforos, Mr. Vassalluzzo and Ms. Flanagan are “audit committee financial experts” as defined by applicable SEC rules and that each of the Audit Committee members satisfies all other qualifications for audit committee members set forth in the applicable Nasdaq and SEC rules.

Report of the Audit Committee

In accordance with its written charter, the Audit Committee provides assistance to the Board in fulfilling its responsibility to the shareholders, potential shareholders and investment community relating to oversight of the independent auditors, corporate accounting, reporting practices and the quality and integrity of our financial reports.

In discharging its oversight responsibility as to the audit process, the Audit Committee received from the independent auditors and reviewed a formal written statement describing all relationships between the auditors and us that might reasonably be thought to bear on the auditors’ independence consistent with the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the audit committee concerning independence, and discussed with the auditors any relationships that may reasonably be thought to impact their objectivity and independence and satisfied itself as to the auditors’ independence.

The Audit Committee discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee reviewed and discussed with management and the independent auditors our audited financial statements as of and for the fiscal year ended December 31, 2021 and the independent auditors’ evaluation of our internal control over financial reporting.

Based on the above-mentioned reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC. The Audit Committee also reappointed Grant Thornton as the independent auditors for the fiscal year ending December 31, 2022.

AUDIT COMMITTEE:

Glenda J. Flanagan
Thomas N. Tryforos (Chair)
Scott J. Vassalluzzo

Shareholder Communications with the Board

Shareholders desiring to leave an anonymous or confidential message for the Board or any individual director may call (855) 900-0046. Telephone calls will be recorded and summarized by the third party provider which monitors the hotline service. A summary of the calls received will be sent to the Chief Legal Officer, Chief Compliance Officer and Secretary, the Senior Vice President, Internal Audit and Quality Assurance, the Chair of the Audit Committee, and any directors to whom the communications were addressed. Additionally, shareholders may submit a message to the Board through the form on our website at ir.creditacceptance.com/board-of-directors-inquiries. Communications submitted to the Board through our website will be sent to the Chief Legal Officer, Chief Compliance Officer and Secretary, the Senior Vice President, Internal Audit and Quality Assurance, the Chair of the Audit Committee, and any directors to whom the communication was addressed.

Codes of Conduct

We have adopted codes of conduct that apply to our directors, executive officers and certain other employees. The codes of conduct are available on our website at ir.creditacceptance.com through the “Corporate Governance” link. We intend to disclose on our website any amendment to any provision of the codes of conduct that relates to any element of the definition of “code of ethics” enumerated in Item 406(b) of Regulation S-K under the Exchange Act and any waiver from any such provision granted to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions.

Recovery of Incentive Compensation

The Company adopted a “clawback” policy, effective as of April 11, 2022, which allows the Board discretion to seek reimbursement or forfeiture, to the fullest extent permitted by law, of any cash-based or equity-based incentive compensation awards granted, vested or paid to executive officers on or after April 11, 2022, when all of the following have occurred:

•the grant, vesting or payment of the awards was based in whole or in part on the achievement of financial reporting measures, or occurred during financial statement periods, that were subsequently the subject of a material financial restatement;
•the Board determines that the executive officer had engaged in fraud or willful misconduct that caused or contributed to the need for the restatement;
•the amount of the compensation that would have been received by the executive officer had the financial results been properly reported would have been lower than the amount actually received; and
•the Board determines that it is in the best interests of the Company and its shareholders for the executive officer to repay or forfeit all or any portion of the awards.

Hedging

The Company’s trading policy prohibits all executive officers and directors of the Company, and any of their designees, from engaging directly or indirectly in hedging transactions involving Company securities. “Hedging” refers to any strategy designed to hedge or offset or reduce the risk of price fluctuations in Company securities or to hedge, offset or protect against, in whole or in part, declines in the value of such securities. Hedging transactions include (but are not limited to) prepaid variable forward contracts, swaps, collars, and exchange funds.

CORPORATE RESPONSIBILITY

Both management and the Board are committed to understanding and addressing the opportunities and risks associated with environmental, social and governance (“ESG”) issues that affect our business and may do so in the coming years. ESG matters that we are assessing and monitoring include the following:

Climate Change/Vehicle Electrification

Car manufacturers across the world are investing more resources towards the development and sale of electric vehicles (“EVs”). Several car manufacturers have committed to converting all powertrains from diesel- and gasoline-powered to EV or hybrid in the next 15 years. As EVs become more prevalent in the market, and as EV technology improves, especially with regard to battery life, we expect the costs of EVs to decrease. With more EV inventory and lower price points, we expect to see more of these vehicles become available for purchase and financing by consumers. We expect that the need for our programs will continue, but we also understand that this new technology may raise other issues, including the need for remote power stations and vehicle service and maintenance requirements that differ from those of cars with internal combustion engines. We are committed to understanding how these and other issues might impact consumers and the potential role of our programs in facilitating consumer access to cars powered by clean energy.

Diversity and Inclusion

Diversity and inclusion is a priority for us. We strive to create a work environment that is pleasant, professional, and free from intimidation, hostility, or other offenses that may interfere with work performance. All team members complete non-discrimination and anti-harassment training, promoting a safe and inclusive work environment.
Credit Acceptance is highly diverse, as more than half of our team members are women, and more than half belong to a minority ethnic group. Our team members also reflect diversity of nationality, faith, age and sexual orientation. In addition, 40% of our directors are diverse, as Ms. Flanagan self-identifies as female, and Mr. Hegde self-identifies as Asian. We believe that our workplace is naturally diverse and inclusive due to our practices of maintaining open and transparent communication and fostering a climate in which all team members are welcome to speak up and contribute. We have a Diversity and Inclusion Committee, chaired by a senior manager, tasked with generating concrete actions that we can take together to help our communities heal and make our culture and the Company stronger.

Company Culture

We place great importance on listening to our team members, as we believe that “the people doing the work know the most about it.” We encourage participation in periodic anonymous surveys to gain honest feedback about our workplace from our team members, and we use this feedback to generate ideas for improvement. Our culture attracts talented people and enables them to perform to their potential. We have been honored to receive several workplace awards in recent years.

Financial Literacy

Financial literacy is important in our society, and therefore we feel the need to help consumers and our team members understand what they can do to improve their financial well-being. Accordingly, we partnered with a national leader in the development and delivery of consumer financial education to help us offer a series of financial literacy courses on our website. We will continue to look for more opportunities to promote financial literacy in the future.

Information Security - Cybersecurity and Data Protection

Information security, including cybersecurity, and the security of the personal financial data of our consumers and the personal information of our employees is a priority for the Company. We have an Information Security Committee (“ISC”) consisting of senior leadership and members of the Company’s Legal and Information Technology departments. The ISC is chaired by a Chief Information Security Officer. The ISC meets to review any security incidents, initiatives, industry trends, and policies and shares this information with the Board at least twice a year.

We have an Information Security Team dedicated to protecting against both internal and external threats. In addition, we engage a third-party company for an additional layer of continuous monitoring. Our Security Program is built on the ISO 27001/27002 security standard. We are independently assessed against this standard every two years. We also engage third parties to perform vulnerability and penetration tests of our controls and processes. This testing occurs twice per year.

All employees and contractors must complete information security training, which includes cybersecurity and compliance training, annually. We also perform quarterly phishing awareness exercises and deliver frequent security awareness communications to all employees and contractors, all to reinforce the importance of information security compliance.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

COMPENSATION DISCUSSION AND ANALYSIS

Compensation of Executive Officers

This Compensation Discussion and Analysis describes the elements of compensation for the following individuals, collectively referred to as our “named executive officers”:

•Brett A. Roberts, former Chief Executive Officer and President;
•Kenneth S. Booth, Chief Executive Officer and President, former Chief Financial Officer;
•Douglas W. Busk, Chief Treasury Officer;
•Charles A. Pearce, former Chief Legal Officer and Corporate Secretary;
•Arthur L. Smith, Chief Analytics Officer; and
•Daniel A. Ulatowski, Chief Sales Officer.

Mr. Roberts retired from the Company effective May 3, 2021, at which time Mr. Booth became Chief Executive Officer and President and ceased to serve as Chief Financial Officer. Mr. Pearce resigned as the Company’s Chief Legal Officer and Corporate Secretary effective June 30, 2021, and retired from the Company effective December 31, 2021.

General Philosophy

Our executive compensation programs are designed to achieve the following objectives:

•attract and retain individuals that will drive business success; and
•provide appropriate incentives that reward outstanding financial performance and align the interests of executives and shareholders.

We accomplish these objectives through compensation programs that:

•contain a significant component tied to Company performance;
•provide competitive overall compensation if performance objectives are achieved; and
•encourage participants to act as owners.

Overall Process and Risk Assessment

The Executive Compensation Committee (the “Compensation Committee”) oversees and approves our overall compensation strategy and determines all aspects of compensation for our Chief Executive Officer. The Compensation Committee also determines compensation for other named executive officers after considering recommendations supplied by our Chief Executive Officer.

The Compensation Committee periodically reviews all aspects of executive compensation and determines if existing plans are effective in meeting the objectives described above. Such reviews are typically conducted at the first meeting of each fiscal year. From time to time, the Compensation Committee may make modifications to existing plans or adopt new plans. The Compensation Committee considered the Company's compensation policies and practices for all team members and concluded that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee does not use compensation consultants or peer group comparisons in setting executive compensation.

Compensation – Named Executive Officers other than our former Chief Executive Officer and President

Compensation for the named executive officers set in 2021 for 2021 through 2024 includes a base salary and equity-based incentive compensation provided pursuant to the Company’s Amended and Restated Incentive Compensation Plan (as amended, most recently on April 12, 2021, the “Incentive Plan”) and the compensation program attempts to balance short-term and long-term Company performance by eliminating annual cash awards in favor of higher base salaries and longer-term equity awards. The stock option grants that were approved by shareholders in 2021 are intended to provide incentive compensation to named executive officers for 2021 through 2024, with no additional equity awards anticipated to be granted to existing named executive officers prior to the end of the four-year period.

Base Salaries. Base salaries at all levels in the organization are designed to provide a level of basic compensation and allow us to recruit and retain qualified team members. Our Chief Executive Officer’s base salary is determined by the Compensation Committee. Other named executive officers’ base salaries are determined by the Compensation Committee after reviewing recommendations supplied by our Chief Executive Officer. Base salaries were determined after considering the following:

•the performance of Credit Acceptance;
•an assessment of the named executive officer’s individual performance;
•market data;
•internal benchmarks;
•equity compensation components of the named executive officer’s total compensation plan; and
•roles and responsibilities for each named executive officer, including the ability of the executive officer to drive results.

In January 2022, the Compensation Committee determined that named executive officer base salaries will remain unchanged for 2022, based on the determination that the overall compensation plan did not require adjustment and is working as intended. Named executive officer base salaries for 2022 will be as follows:

Name	2022
Kenneth S. Booth (1)	$1,000,000
Arthur L. Smith	700,000
Daniel A. Ulatowski	700,000
Douglas W. Busk	640,000

(1) On April 28, 2021, in connection with Mr. Booth’s election and appointment as our Chief Executive Officer and President, effective May 3, 2021, the Compensation Committee approved an increase in Mr. Booth’s annual base salary from $700,000 to $1,000,000.

Incentive Compensation. The 2021 through 2024 incentive compensation program for Messrs. Booth, Busk, Pearce, Smith and Ulatowski attempts to balance short-term and long-term Company performance and is comprised of stock option awards.

Stock Option Awards – On December 30, 2020, the Compensation Committee approved awards of 50,000 stock options each to Messrs. Booth, Pearce, Smith, and Ulatowski and 46,000 stock options to Mr. Busk, in each case subject to shareholder approval of the amendment and restatement of the Incentive Plan. Shareholder approval was received at our annual meeting of shareholders on July 21, 2021. The exercise price of the options is $333.94, which is equal to the closing market price per share of Common Stock on the day prior to the date of the grant. Based on the terms of individual stock option grant agreements, the stock options:

•vest and become exercisable in four equal annual installments beginning on the first anniversary of the date on which the options were granted by the Board, based on continuous employment and
•expire six years from the date of the grant.

On April 28, 2021, in connection with Mr. Booth’s election and appointment as our Chief Executive Officer and President effective May 3, 2021, the Compensation Committee approved the grant to Mr. Booth of an award of 110,000 stock options with an exercise price of $390.39 that will expire ten years from the date of the grant and will vest and become exercisable in four equal annual installments from the date of the grant subject to continuous employment through the relevant vesting date.

The Compensation Committee believes that the incentive compensation programs for Messrs. Booth, Busk, Pearce, Smith and Ulatowski appropriately align their compensation with the interests of shareholders because:

•the amount of compensation received from stock option awards will be proportionate to the amount of shareholder wealth created, as measured by the appreciation in share price above the exercise price of the options; and
•the stock option awards are long-term in nature, which will incentivize Messrs. Booth, Busk, Pearce, Smith and Ulatowski to take actions that will benefit shareholders longer-term.

The allocation between short- and long-term incentives, was determined based on the discretion of the Compensation Committee. The ultimate allocation will depend on our future performance and future changes in our share price. We believe it is likely that a substantial percentage of the amount realized will be from long-term, equity-based incentives, which is consistent with the philosophy of the Compensation Committee that executive compensation should be linked to long-term shareholder value. Since substantial portions of the amounts to be realized by Messrs. Booth, Busk, Pearce, Smith and Ulatowski will not be fully exercisable until December 30, 2024, the Compensation Committee believes this plan creates an incentive for Messrs. Booth, Busk, Pearce, Smith and Ulatowski to take actions and make decisions that will benefit us over the long-term. Such incentives are believed to be appropriate given the nature of the duties and responsibilities assigned to these executive officers.

Compensation – Mr. Roberts, Former Chief Executive Officer and President

Compensation for Mr. Roberts, our Chief Executive Officer through May 3, 2021, included a base salary and equity-based incentive compensation provided pursuant to the Incentive Plan.

Base salaries at all levels in the organization are designed to provide a level of basic compensation and allow us to recruit and retain qualified team members. Mr. Roberts’ base salary was determined by the Compensation Committee after considering the following:

•the performance of Credit Acceptance over Mr. Roberts’ tenure as Chief Executive Officer;
•an assessment of Mr. Roberts’ individual performance;
•market data;
•internal benchmarks; and
•other components of Mr. Roberts’ total compensation plan.

Mr. Roberts’ annual base salary for 2021 was $1,025,000.

The principal component of Mr. Roberts’ incentive compensation was comprised of performance-based restricted stock unit (“RSU”) and restricted share awards that vest over a 15-year period based upon the achievement of growth targets in economic profit, a non-GAAP financial measure. Economic profit measures how efficiently we utilize our total capital, both debt and equity. Management uses economic profit to assess our performance as well as to make capital allocation decisions. Management believes this measure is important to shareholders because it allows shareholders to compare the returns we earn by investing capital in our core business with the return they could expect if we returned capital to shareholders and they invested in other securities. Economic profit is defined, for the purposes of the RSU and restricted share vesting calculation, as net income (adjusted for non-recurring items and certain non-GAAP adjustments and adding back after-tax interest expense) less a cost of capital. The cost of capital includes a cost of debt and a cost of equity. The cost of equity is determined based on a formula that considers the risk of the business (assessed at 5% + the average 30-year treasury rate) and the risk associated with our use of debt. The actual formula utilized for determining the cost of equity is as follows: (the average 30-year treasury rate + 5%) + [(1 – tax rate) x (the average 30-year treasury rate + 5% – the pre-tax average cost of debt rate) x average debt/(average equity + average debt x tax rate)]. No equity awards (RSUs, restricted shares or stock options) were granted to Mr. Roberts in 2021.

On March 26, 2012, the Compensation Committee approved an award of 310,000 RSUs and 190,000 restricted shares to Mr. Roberts. Each RSU represented and had a value equal to one share of Common Stock. The 310,000 RSUs were eligible to vest over a ten year period starting in 2012 based upon the cumulative dollar amount of improvement in annual economic profit as compared to the annual economic profit for 2011. The RSUs were eligible to vest beginning in 2012 based on the following formula: cumulative improvement in economic profit divided by $200 million multiplied by 310,000. The cumulative number of RSUs that could be vested as of the end of any year could not exceed 31,000 (or 10% of the total) multiplied by the number of full calendar years that had elapsed since January 1, 2012.

As of Mr. Roberts’ retirement on May 3, 2021, 279,000 of the 310,000 RSUs awarded to Mr. Roberts on March 26, 2012 had vested. Mr. Roberts forfeited the 31,000 unvested RSUs upon his retirement on May 3, 2021. Vested RSUs from the March 26, 2012 award are subject to a post-vesting holding period that will lapse in equal installments on December 31, 2022, 2023, 2024, 2025 and 2026, at which time vested RSUs will be converted to shares of Common Stock.

The 2012 grant of 190,000 restricted shares was comprised of 90,000 restricted shares that were eligible to vest over a ten year period starting in 2012 and 100,000 restricted shares that were eligible to vest over a five year period beginning in 2022.

The 90,000 restricted shares were eligible to vest beginning in 2012 based on the following formula: cumulative improvement in economic profit divided by $200 million multiplied by 90,000. The cumulative number of restricted shares that could be vested as of the end of any year could not exceed 9,000 (or 10% of the total) multiplied by the number of full calendar years that had elapsed since January 1, 2012. The 100,000 restricted shares were eligible to vest beginning in 2022 if economic profit exceeded $343,143,000 in 2022, 2023, 2024, 2025 and 2026. As of Mr. Roberts’ retirement on May 3, 2021, 81,000 of the 190,000 restricted shares awarded to Mr. Roberts on March 26, 2012 had vested and any sales restrictions on all of the vested restricted shares had lapsed. Mr. Roberts forfeited the 109,000 unvested restricted shares upon his retirement on May 3, 2021.

The Compensation Committee believes that the RSUs and restricted shares granted to Mr. Roberts appropriately aligned his compensation with the interests of shareholders as a result of the following:

•the financial rewards would be received only if long-term economic profit increased over time;
•the amount of compensation received would be proportionate to the amount of shareholder wealth created as measured by the share price; and
•the RSU and restricted share awards were long-term in nature, which would incentivize Mr. Roberts to take actions that would benefit shareholders longer-term.

Deductibility of Executive Compensation

Effective January 1, 2018, the exemption from the IRC Section 162(m) deduction limit for performance-based compensation was repealed, such that compensation paid to our NEOs in excess of $1.0 million is not deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. The company will utilize the transition relief provisions for eligible compensation to the extent possible. In order to maintain the flexibility to provide compensation programs for our named executive officers that will best incentivize them to achieve our key business objectives and create sustainable long-term shareholder value, the Compensation Committee reserves the ability to pay competitive compensation by not requiring all compensation to be deductible.

Response to 2021 Say-on-Pay

Shareholder endorsement of the design and administration of our executive compensation programs was evidenced by a vote of approval of our named executive officers’ compensation at our 2021 annual meeting of shareholders in excess of 98% of the votes cast. As a result of this favorable vote regarding our named executive officers’ compensation, it was determined that no changes were necessary to address shareholder concerns regarding our executive compensation design and administration. In addition, at our 2017 annual meeting of shareholders, our shareholders voted to hold an advisory vote on named executive officer compensation every year. The Compensation Committee has accepted the shareholders’ recommendation and, therefore, shareholders will have another opportunity to consider and approve, in a non-binding advisory vote, the compensation of our named executive officers at the Annual Meeting. As in the past, the Compensation Committee will continue to review the results of future advisory say-on-pay votes and will consider shareholder concerns and take them into account in future determinations regarding the compensation of our named executive officers.

Compensation Committee Report

The Executive Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis above with management and, based on such review and discussions, the Executive Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE EXECUTIVE COMPENSATION COMMITTEE:

Glenda J. Flanagan
Vinayak R. Hegde
Thomas N. Tryforos
Scott J. Vassalluzzo (Chair)

SUMMARY COMPENSATION TABLE

The following table sets forth certain summary information for the year indicated concerning the compensation awarded to, earned by, or paid to our named executive officers in respect of the year shown, as applicable.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Option Awards ($) (a)	Non-Equity Incentive Plan Compensation ($) (b)	All Other Compensation ($) (c)	Total ($)
Brett A. Roberts	2021	$345,411	$—	$—	$14,500	$359,911
Former Chief Executive	2020	1,025,000	—	—	14,250	1,039,250
Officer and President (d)	2019	1,025,000	—	—	14,000	1,039,000

Kenneth S. Booth	2021	$888,176	$29,623,631	$—	$14,538	$30,526,345
Chief Executive Officer and	2020	572,126	—	1,306,758	16,410	1,895,294
President; Former Chief	2019	555,462	—	2,344,383	19,311	2,919,156
Financial Officer (d)

Douglas W. Busk	2021	$640,000	$8,827,323	$—	$21,440	$9,488,763
Chief Treasury Officer (e)

Charles A. Pearce	2021	$689,272	$9,594,916	$—	$21,443	$10,305,631
Former Chief Legal Officer and	2020	572,126	—	1,306,758	16,400	1,895,284
Corporate Secretary (f)	2019	555,462	—	2,344,383	19,055	2,918,900

Arthur L. Smith	2021	$689,272	$9,594,916	$—	$21,440	$10,305,628
Chief Analytics Officer	2020	572,126	—	1,306,758	16,400	1,895,284
	2019	555,462	—	2,344,383	19,075	2,918,920

Daniel A. Ulatowski	2021	$689,272	$9,594,916	$—	$21,440	$10,305,628
Chief Sales Officer	2020	572,126	—	1,306,758	16,400	1,895,284
	2019	555,462	—	2,344,383	19,055	2,918,900

(a)Reflects the grant date fair value of awards determined in accordance with Financial Accounting Standards Board and Accounting Standards Codification (“FASB ASC”) Topic 718. The table includes 50,000 stock options granted to each of Messrs. Booth, Pearce, Smith and Ulatowski and 46,000 stock options granted to Mr. Busk on December 30, 2020, and 110,000 stock options granted to Mr. Booth on April 28, 2021, all of which were subject to shareholder approval. Shareholder approval was subsequently received at our annual meeting of shareholders on July 21, 2021, which is the grant date for financial accounting purposes. The assumptions used to calculate the value of option awards are set forth in Note 14 to the consolidated financial statements contained in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 11, 2022. The stock option grants are intended to provide incentive compensation to named executive officers for 2021 through 2024, with no additional equity awards anticipated to be granted to existing named executive officers prior to the end of the four-year period.

(b)The amounts reported in this column for 2020 and 2019 were determined and approved by the Compensation Committee during January 2021 and 2020 for the years ended December 31, 2020 and 2019, respectively, and paid out shortly thereafter.

(c)The amounts reported in this column consist of $14,500, $14,250 and $14,000 in company matching contribution under the 401(k) Profit Sharing Plan for each of the named executive officers for 2021, 2020 and 2019, respectively, and payments under the Credit Acceptance Corporation Profit Sharing Variable Compensation Program, available to all team members except the Chief Executive Officer. This program is designed to reward team members for increased Company profitability by way of a quarterly payment. Additionally, the amounts in this column include employee reimbursements during the year for the payment of taxes on service or other awards.

(d)Mr. Roberts retired from the Company effective May 3, 2021, at which time Mr. Booth became Chief Executive Officer and President and ceased to serve as Chief Financial Officer. Mr. Booth was, as Chief Financial Officer, and continues to be the Company’s principal financial officer.

(e)Mr. Busk first became a named executive officer of the Company in 2021.

(f)Mr. Pearce resigned as the Company’s Chief Legal Officer and Corporate Secretary effective June 30, 2021 and retired from the Company effective December 31, 2021.

2021 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning each grant of an award made to our named executive officers in 2021.

2021 Grants of Plan-Based Awards

Name	Grant Date (a)	Approval Date (b)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Value of Stock and Option Awards ($) (c)
Kenneth S. Booth	7/21/2021	4/28/2021	110,000	$390.39	$20,028,714
Kenneth S. Booth	7/21/2021	12/30/2020	50,000	333.94	9,594,917
Douglas W. Busk	7/21/2021	12/30/2020	46,000	333.94	8,827,323
Charles A. Pearce	7/21/2021	12/30/2020	50,000	333.94	9,594,916
Arthur L. Smith	7/21/2021	12/30/2020	50,000	333.94	9,594,916
Daniel A. Ulatowski	7/21/2021	12/30/2020	50,000	333.94	9,594,916

(a)The stock options were granted subject to shareholder approval of an amendment to the Incentive Plan. Shareholder approval was received at our 2021 annual meeting of shareholders.

(b)Reflects the date of Board approval of the grants noted, subject to shareholder approval.

(c)The grant date value of stock option awards is calculated in accordance with FASB ASC Topic 718. The assumptions used to calculate the value are set forth in Note 14 to the consolidated financial statements contained in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 11, 2022.

OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR-END

The following table provides information with respect to the stock options held by our named executive officers as of December 31, 2021.

2021 Outstanding Equity Awards at Fiscal Year-End

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
Kenneth S. Booth (a)	—	110,000	$390.39	4/28/2031
Kenneth S. Booth (b)	12,500	37,500	333.94	12/30/2026
Douglas W. Busk (b)	11,500	34,500	333.94	12/30/2026
Charles A. Pearce (c)	12,500	37,500	333.94	12/30/2026
Arthur L. Smith (b)	12,500	37,500	333.94	12/30/2026
Daniel A. Ulatowski (b)	12,500	37,500	333.94	12/30/2026

(a)Stock options vest and become exercisable in four equal annual installments beginning on April 28, 2022, the first anniversary of the date on which the options were granted by the Board.

(b)Stock options vest and become exercisable in four equal annual installments beginning on December 31, 2021, the first anniversary of the date on which the options were granted by the Board.

(c)Mr. Pearce forfeited 37,500 unvested stock options upon his retirement on December 31, 2021.

2021 OPTION EXERCISES AND STOCK VESTED

The following table provides information with respect to shares acquired on option exercising or vesting by our named executive officers during 2021.

2021 Options Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (a)	Value Realized on Vesting ($) (b)
Brett A. Roberts	—	$—	40,000	$15,139,200
Kenneth S. Booth	—	—	1,825	704,030
Douglas W. Busk	—	—	1,625	626,876
Charles A. Pearce	—	—	1,825	704,030
Arthur L. Smith	—	—	1,825	704,030
Daniel A. Ulatowski	—	—	1,825	704,030

(a)Includes the vesting of performance-based restricted shares and RSUs. The distribution date for the vested shares underlying vested RSUs for Mr. Roberts will be in equal installments on December 31, 2022, 2023, 2024, 2025 and 2026. The distribution date for the 1,825 shares underlying vested RSUs for Messrs. Booth, Pearce, Smith, and Ulatowski and the 1,625 shares underlying vested RSUs for Mr. Busk will be January 30, 2023.

(b)The amounts are calculated based on the closing price reported on Nasdaq as of the date vested, or the business day preceding the scheduled vesting date if the scheduled vesting occurs on a weekend or holiday.

2021 NONQUALIFIED DEFERRED COMPENSATION

2021 Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($) (a) (b)	Aggregate Withdrawals / Distributions ($) (b)	Aggregate Balance at Last Fiscal Year-End ($) (c)
Brett A. Roberts	$—	$—	$92,158,203	$(373,181)	$185,493,428
Kenneth S. Booth	—	—	2,397,811	(28,547)	4,822,012
Douglas W. Busk	—	—	2,197,127	—	4,423,845
Charles A. Pearce	—	—	2,468,651	—	4,970,551
Arthur L. Smith	—	—	2,493,242	—	5,020,064
Daniel A. Ulatowski	—	—	2,493,242	—	5,020,064

(a)The amounts relate to RSUs granted prior to December 31, 2020 which are settled in shares on a date that is later than the date on which they vest and are more fully described in the Compensation Discussion and Analysis section of this Proxy Statement. The reported amount of aggregate earnings for each individual is calculated as the number of RSUs held by such individual as of December 31, 2020 and not released during 2021 multiplied by the difference between the closing market price of the Common Stock reported on Nasdaq of $687.68 per share as of December 31, 2021 and $346.14 per share as of December 31, 2020, plus, with respect to any RSUs held by such individual as of December 31, 2020 and released on any date during 2021, the difference between the closing market price as of December 31, 2020 and the closing market price on the date of such release, multiplied by the number of such RSUs released on that date.

(b)On March 1, 2021, Mr. Roberts released 986 vested RSUs originally granted to him in March 2012 to cover the tax liability resulting from the vesting of RSUs on that date. On January 29, 2021, Mr. Booth released 74 vested RSUs originally granted to him in January 2017 to cover the tax liability resulting from the vesting of RSUs on that date. The aggregate withdrawals/distributions reported are calculated based on the number of RSUs released multiplied by the closing market price per share reported on Nasdaq of $378.48 and $385.77 as of March 1, 2021 and January 29, 2021, respectively. Upon his retirement on May 3, 2021, Mr. Roberts forfeited 31,000 unvested RSUs.

(c)The grants of these RSUs were disclosed in the Summary Compensation Table and Grant of Plan-Based Awards table in the year of grant. Such amounts do not represent additional compensation.

POTENTIAL PAYMENTS ON TERMINATION/CHANGE IN CONTROL

None of our named executive officers have individual agreements with us providing for cash severance payments or benefits continuation on any termination of employment, including on a termination prior to or following a change in control.

Treatment of Equity Upon Termination of Employment. If a named executive officer terminates employment for any reason prior to the lapse of the restricted period for restricted shares or the vesting period for RSU or stock option awards, any unvested restricted shares, unvested RSU awards, or unvested stock options are forfeited. The Compensation Committee may waive or change the remaining restrictions or add additional restrictions with respect to any restricted shares, RSU, or stock option award that would otherwise be forfeited, as it deems appropriate. The Compensation Committee did not waive or change any restrictions applicable to the grants of Messrs. Roberts or Pearce in connection with their respective retirements.

Treatment of Equity Upon a Change in Control. In the event of a change in control, outstanding equity awards including option awards that are assumed or substituted in connection with a change in control will become vested and exercisable upon a termination without cause or resignation for good reason during the 24-month period following the change in control (double-trigger vesting). Outstanding awards that are not assumed or substituted by an acquiror or successor in connection with a change in control will become fully vested and exercisable immediately upon the occurrence of the change in control. Notwithstanding the foregoing, in the event of a change in control, the Compensation Committee may, in its discretion, provide that each option will be cancelled in exchange for the excess of the per share transaction price over the option exercise price (spread value) upon the occurrence of a change in control.

The following table sets forth the potential amounts payable to our named executive officers in the event of a change in control with respect to stock option awards held by our named executive officers as of December 31, 2021.

Accelerated Vesting of Equity Awards
Name	Unvested Stock Options ($) (a)
Kenneth S. Booth	$45,967,150
Douglas W. Busk	12,204,030
Charles A. Pearce (b)	—
Arthur L. Smith	13,265,250
Daniel A. Ulatowski	13,265,250

(a)These amounts are calculated based on the number of unvested stock options, multiplied by the difference between the closing market price reported on Nasdaq of $687.68 per share as of December 31, 2021 and the exercise price of the stock options, assuming that one of the circumstances described above resulting in accelerated vesting occurred on such date.

(b)Mr. Pearce retired from the company effective December 31, 2021.

2021 CHIEF EXECUTIVE OFFICER PAY RATIO

The following table provides information with respect to the ratio of 2021 total compensation of our Chief Executive Officer serving in 2021 to that of our median team member.

2021 Total Compensation
Chief Executive Officer (a)(b)	$30,526,345
Median Team Member (a)(c)	$66,446
Ratio of Chief Executive Officer to Median Team Member Compensation	459:1
(a)Annual total compensation was calculated consistent with the disclosure requirements for annual compensation under the Summary Compensation Table.

(b)Total compensation of our Chief Executive Officer in 2021 includes long-term equity awards of 50,000 and 110,000 stock options that each vest over a four-year period and have a combined value of $29.6 million. The stock option grants are intended to provide incentive compensation for 2021 through 2024, with no additional equity awards anticipated to be granted to our Chief Executive Officer prior to the end of the four-year period.

(c)We identified our median team member as of December 31, 2021 by examining 2021 W-2 gross wages for all team members, excluding our Chief Executive Officer, who were employed by us as of December 31, 2021. The population of team members examined included full-time and part-time team members, including those hired during 2021. We believe W-2 gross wages is a consistently applied compensation measure that reasonably reflects the total annual compensation of our team members.

2021 DIRECTOR COMPENSATION

Our non-employee directors are eligible to receive the following:
•a quarterly retainer of $12,500 or payments of $1,500 for each Board meeting attended and $500 for each committee meeting attended
•stock-based awards under our Incentive Plan
•travel-related expenses

In 2021, Ms. Flanagan and Mr. Hegde received a quarterly retainer, with Mr. Hegde’s first quarterly retainer being prorated from the date of his election to the Board on May 3, 2021. Mr. Tryforos received payments for each Board and committee meeting attended and Mr. Vassalluzzo opted not to receive quarterly retainers or payments for each Board and committee meeting attended. In 2021, the Company reimbursed Mr. Tryforos for business-related travel expenses where such expenses were not paid directly by the Company.

Stock Option Award – On May 3, 2021, the Compensation Committee approved an award of 10,000 stock options under the Incentive Plan to Mr. Hegde in connection with the commencement of his service as a director. The stock options granted to Mr. Hegde will expire ten years from the date of the grant and will vest and become exercisable in four equal annual installments from the date of the grant, subject to continuous service through the relevant vesting date.

RSU Award – On March 7, 2019, the Compensation Committee approved an award of 1,500 RSUs to Ms. Flanagan under the Incentive Plan. The RSUs awarded to Ms. Flanagan vest over a five year performance period starting in 2019, based upon the compound annual growth rate of Adjusted EPS over the performance period. Vesting for each year of the performance period will be determined as follows:

Year 1
•If the compound annual growth rate of Adjusted EPS is at least 5%, one-fifth (20.0%) of the RSUs shall vest.
•If the compound annual growth rate of Adjusted EPS is less than 5%, no RSUs shall vest.

Year 2
•If the compound annual growth rate of Adjusted EPS is at least 5%, one-fifth (20.0%) of the RSUs shall vest. In addition, any RSUs that were eligible to vest in Year 1, but did not vest in Year 1, shall vest.
•If the compound annual growth rate of Adjusted EPS is less than 5%, no RSUs shall vest.

Year 3
•If the compound annual growth rate of Adjusted EPS is at least 5%, one-fifth (20.0%) of the RSUs shall vest. In addition, any RSUs that were eligible to vest in Year 1 and Year 2, but did not vest in Year 1 or Year 2, shall vest.
•If the compound annual growth rate of Adjusted EPS is less than 5%, no RSUs shall vest.

Year 4
•If the compound annual growth rate of Adjusted EPS is at least 5%, one-fifth (20.0%) of the RSUs shall vest. In addition, any RSUs that were eligible to vest in Year 1, Year 2, and Year 3 but did not vest in Year 1, Year 2, or Year 3 shall vest.
•If the compound annual growth rate of Adjusted EPS is less than 5%, no RSUs shall vest.

Year 5
•If the compound annual growth rate of Adjusted EPS is at least 5%, one-fifth (20.0%) of the RSUs shall vest. In addition, any RSUs that were eligible to vest in Year 1, Year 2, Year 3, and Year 4 but did not vest in Year 1, Year 2, Year 3, or Year 4 shall vest.
•If the compound annual growth rate of Adjusted EPS is less than 5%, no RSUs shall vest.

In 2021, under the formula described above, the compounded annual growth rate in Adjusted EPS from 2020 to 2021 was greater than 5%, so 100% of the 300 RSUs eligible to vest for Ms. Flanagan were vested upon the approval of the Compensation Committee in January 2022. As of the Record Date, 900 of the 1,500 RSUs awarded in March 2019 to Ms. Flanagan have vested. The vested RSUs are subject to a post-vesting holding period that will lapse on January 30, 2026, at which time vested RSUs will be converted to shares of Common Stock.

Messrs. Tryforos and Vassalluzzo opted not to participate in the Incentive Plan.

The following table sets forth certain information regarding the compensation earned during 2021 by each non-employee director who served on the Board in 2021.

2021 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (a)	Total ($)
Glenda J. Flanagan	$50,000	$—	$50,000
Vinayak R. Hegde	33,104	1,801,415	1,834,519
Thomas N. Tryforos	30,000	—	30,000
Scott J. Vassalluzzo	—	—	—
(a)The assumptions used to calculate the value of option awards are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 11, 2022.
PROPOSAL #2 - ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are including this proposal to enable our shareholders to vote on an advisory basis on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation philosophy, policies and practices described in this Proxy Statement.

As described in detail in the Compensation Discussion and Analysis section of this Proxy Statement, our executive compensation programs are designed to align the interests of our executives with those of our shareholders by rewarding performance that delivers value to our shareholders. Our executive compensation program is designed to attract and retain our named executive officers and reward outstanding financial performance. We feel that our executive compensation programs achieve these goals as intended and the Board recommends a vote FOR the resolution set forth below indicating approval of the compensation of our named executive officers. Executed proxies will be voted FOR the advisory proposal to approve our named executive officer compensation unless shareholders specify otherwise in their proxies. This proposal, commonly known as a “say on pay” proposal, provides shareholders the opportunity to indicate their support of the compensation we pay to our named executive officers through the following resolution:

“Resolved, that the shareholders of Credit Acceptance Corporation approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure contained in the Company’s proxy statement for the 2022 Annual Meeting of Shareholders.”

This vote on the compensation of our named executive officers is advisory and not binding. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. Pursuant to a policy we adopted in 2017, we provide our shareholders with the opportunity to vote on a “say on pay” proposal at each annual meeting. Accordingly, the next advisory vote by our shareholders on a “say on pay” proposal will occur at the 2023 annual meeting of shareholders.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

In the normal course of our business, affiliated dealers assign consumer loans to us under the portfolio and purchase programs. Dealer loans and purchased loans with affiliated dealers are on the same terms as those with non-affiliated dealers. Affiliated dealers are comprised of dealers owned or controlled by: (1) Mr. Foss, our founder, significant shareholder and former Chair of the Board; and (2) a member of Mr. Foss’s immediate family.

On January 3, 2017, Mr. Foss retired as officer, director and employee of the Company and entered into a shareholder agreement with the Company. Under the shareholder agreement, Mr. Foss agreed, until the final adjournment of the tenth annual meeting of shareholders held by the Company after the date of the shareholder agreement, to cause all shares of the Company beneficially owned by him or any of his affiliates or associates to be voted in accordance with the recommendation of the Company’s Board of Directors with respect to election and removal of directors, certain routine matters and any other proposal to be submitted to the Company’s shareholders with respect to any extraordinary transaction providing for the acquisition of all of the Company’s outstanding common stock. As a result, we no longer consider the remaining dealers owned or controlled by Mr. Foss or a member of Mr. Foss’s immediate family to be affiliated with us for financial statement disclosure purposes while Mr. Foss’s voting interests in the Company are subject to the voting restrictions under the shareholder agreement. However, we continue to report his activity below as Mr. Foss remains a beneficial owner of more than five percent of the Company’s voting securities.

The affiliated dealer loan balance was $40.7 million as of December 31, 2021, which is 0.7% of our total consolidated dealer loan balance. A summary of related party loan activity is as follows:

(In millions)	For the Year Ended December 31, 2021
	Affiliated dealer activity	% of consolidated
Dealer loan revenue	$6.7	0.7%
New consumer loan assignments (a)	18.7	0.6%
Accelerated dealer holdback payments	0.4	0.8%
Dealer holdback payments	0.9	0.6%

(a) Represents advances paid to dealers on consumer loans assigned under our portfolio program and one-time payments made to dealers to purchase consumer loans assigned under our purchase program.

In accordance with its written charter, the Audit Committee reviews and approves all of our transactions with directors and executive officers and with firms that employ directors, as well as any other material related party transactions. Any such transactions would be reviewed by the Audit Committee in light of whether it resulted in a conflict of interest for the individual and whether such transaction is fair to us and in our best interests. The terms of the transactions described above were previously approved by the Audit Committee; therefore, the Audit Committee does not intend to re-approve these transactions and relationships unless they no longer occur in the ordinary course of our business and the terms change such that the transactions no longer occur on the same terms as transactions with non-affiliated dealers.

PROPOSAL #3 - RATIFICATION OF GRANT THORNTON

Information as to Grant Thornton, our independent registered public accounting firm, appears below under the heading "Independent Accountants." The Board recommends a vote FOR ratifying the selection of Grant Thornton as our independent registered public accounting firm for 2022. Executed proxies will be voted FOR the ratification of the selection of Grant Thornton as our independent registered public accounting firm for 2022 unless shareholders specify otherwise in their proxies.

Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Grant Thornton to our shareholders for ratification as a matter of good corporate practice. Should the shareholders fail to provide such ratification, the Audit Committee will reconsider its selection of Grant Thornton as our independent registered public accounting firm for 2022. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in our and our shareholders’ best interests.

INDEPENDENT ACCOUNTANTS

General

The Audit Committee has appointed Grant Thornton as our independent accountants to perform an integrated audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting for 2022. Grant Thornton has served as our independent accountants since their appointment by the Audit Committee on July 20, 2005, and acted as our independent accountants in 2021 to audit the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Representatives of Grant Thornton are expected to be present at the meeting to respond to questions from the shareholders and will be given the opportunity to make a statement.

Fees Paid to Independent Accountants

The following table provides a summary of the aggregate fees billed by Grant Thornton for 2021 and 2020.

(In millions)
Description	2021	2020
Audit fees (a)	$0.9	$0.8
Audit-related fees (b)	0.2	0.3
Tax fees	—	—
All other fees	—	—
Total fees	$1.1	$1.1

(a)Includes fees for the audit of our annual consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting, and the review of our interim consolidated financial statements.

(b)Includes fees for agreed-upon procedures for our debt, the audit of our employee benefit plan and comfort letter procedures.

The Audit Committee has considered whether the provision of these services is compatible with maintaining the independence of Grant Thornton and satisfied itself as to the maintenance of the auditors’ independence.

Policy for Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit services and all non-audit services that our independent accountants are permitted to perform for us under applicable federal securities regulations. The Audit Committee’s policy utilizes an annual review and general pre-approval of certain categories of specified services that may be provided by the independent accountants, up to predetermined fee levels. Any proposed service not qualifying as a pre-approved specified service, and pre-approved services exceeding the predetermined fee levels, require further specific pre-approval by the Audit Committee. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve audit and non-audit services proposed to be performed by the independent accountants. All services provided by our independent accountants were pre-approved by the Audit Committee. The policy has not been waived in any instance.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received and written representations from certain reporting persons, we believe that all filing requirements applicable to our officers, directors, and greater than 10% beneficial owners were complied with for the year ended December 31, 2021, except that Mr. Lum was late in filing one Form 4 related to a sale of shares.
OTHER BUSINESS MATTERS

The only matters that management intends to present to the meeting are set forth in the Notice of Annual Meeting of Shareholders. Management knows of no other matters that will be brought before the meeting by any other person. If, however, any other matters are properly brought before the meeting, the persons named on the form of proxy intend to vote on such matters in accordance with their best judgment on such matters.

SHAREHOLDER PROPOSALS AND NOMINEES FOR 2023 ANNUAL MEETING

Proposals by shareholders that are intended to be presented at the 2023 Annual Meeting must be submitted to our Secretary and received at our principal executive offices no later than December 29, 2022 to be considered for inclusion in our proxy materials for the 2023 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act.

Our bylaws establish an advance notice procedure for director nominations and other proposals that are not submitted for inclusion in our proxy materials pursuant to Rule 14a‑8 under the Exchange Act, but that a shareholder instead wishes to present directly at an annual meeting of shareholders of the Company. Under these procedures, for such a proposal or nomination to be presented by a shareholder at the 2023 Annual Meeting, the shareholder must provide us with written notice of such proposal or nomination not earlier than February 8, 2023, and not later than March 10, 2023. For the 2023 Annual Meeting, March 10, 2023 is the date after which notice of a shareholder proposal submitted outside the processes of Rule 14a‑8 under the Exchange Act will be considered untimely for purposes of Rule 14a‑4(c) under the Exchange Act.

SHAREHOLDERS SHARING THE SAME ADDRESS

SEC rules permit us and intermediaries such as brokers to deliver only one copy of the Notice of Internet Availability of Proxy Materials, annual report to shareholders and proxy statement, as applicable, to multiple shareholders who share the same address and have the same last name (or, in the case of the Notice of Internet Availability of Proxy Materials, to deliver separate notices for each such shareholder sharing the same address in a single envelope), unless we have received contrary instructions from one or more of those shareholders. This delivery method, called “householding,” can reduce our printing and mailing costs. This year, a number of intermediaries with account holders that own shares of our common stock will be householding our proxy materials.

We will deliver promptly upon written or oral request a separate copy of the Notice of Internet Availability of Proxy Materials for the Annual Meeting, our 2021 annual report or our proxy statement for the Annual Meeting, as applicable, to a shareholder at a shared address to which a single copy of such document or documents was delivered. To receive a separate copy, please call Broadridge Financial Solutions, Inc. at (866) 540-7095 or write to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

A shareholder may direct to Broadridge at the telephone number or address provided above a notification that the shareholder wishes to receive a separate Notice of Internet Availability of Proxy Materials (or, if applicable, annual report and proxy statement) in the future.

Shareholders that share an address and are receiving multiple copies of our annual reports to shareholders, proxy statements or Notices of Internet Availability of Proxy Materials, but would like to receive a single copy, may request delivery of a single copy of those documents by contacting Broadridge at the telephone number or address provided above.

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 will be furnished without charge to any shareholder of record or beneficial owner of Common Stock upon written request to our Secretary at the address on the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement.

By Order of the Board of Directors,
Erin J. Kerber
Chief Legal Officer, Chief Compliance Officer and Secretary

April 28, 2022

Credit Acceptance
We change lives!

VOTE

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2022 Annual Meeting Proxy Card

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A Proposals — The Board recommends a vote FOR all the nominees listed, FOR Proposal 2 and FOR Proposal 3.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Kenneth S. Booth	☐	☐	02 - Glenda J. Flanagan	☐	☐	03 - Vinayak R. Hegde	☐	☐
04 - Thomas N. Tryforos	☐	☐	05 - Scott J. Vassalluzzo	☐	☐			

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2022 Annual Meeting Admission Ticket

Credit Acceptance Corporation 2022 Annual Meeting of Shareholders

Wednesday, June 8, 2022, 8:00 a.m. Eastern Time
Credit Acceptance Corporation
25505 West Twelve Mile Road
Southfield, Michigan 48034

Upon arrival, please present this admission ticket and photo identification at the registration desk.

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Proxy — Credit Acceptance Corporation

Notice of 2022 Annual Meeting of Shareholders

25505 West Twelve Mile Road, Southfield, Michigan 48034
Proxy Solicited by Board of Directors for Annual Meeting — June 8, 2022

The undersigned hereby constitutes and appoints Erin J. Kerber and Kenneth S. Booth, and each of them, attorneys and proxies, with the power of substitution in each of them, to vote all the shares of Common Stock of Credit Acceptance Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on June 8, 2022 at 8:00 a.m., local time, and at any adjournments or postponements thereof, upon all matters properly coming before the meeting including, without limitation, those set forth in the related Notice of Meeting and Proxy Statement. This Proxy, when properly executed, will be voted in the manner directed. **IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES NAMED IN PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3 ON THE REVERSE SIDE.** In their discretion, to the extent permitted by law, the proxies are also authorized to vote upon such other matters as may properly come before the meeting, including the election of any person to the Board of Directors where a nominee named in the Proxy Statement dated April 28, 2022 is unable to serve or, for good cause, will not serve. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement dated April 28, 2022, and the 2021 Annual Report to Shareholders, and ratifies all that the proxies or either of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.

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